SEVENTH AMENDMENT TO DISTRIBUTION AGREEMENT

This Seventh Amendment to the Distribution Agreement ("Seventh Amendment") is between Vericel Corporation ("Vericel") and Orsini Pharmaceutical Services, Inc. (“Orsini"). This Seventh Amendment is effective as of October 1, 2021 ("Effective Date").

Whereas, Vericel and Orsini are parties to a Distribution Agreement dated May 15, 2017 (as amended, the "Agreement"), under which Vericel appointed Orsini as a specialty pharmacy distributor for MACI®;

Whereas, the Parties entered into the First Amendment to the Agreement effective August 10, 2017;

Whereas, the Parties entered into the Second Amendment to the Agreement effective October 13, 2017;

Whereas, the Parties entered into the Third Amendment to the Agreement effective November 14, 2017;

Whereas, the Parties entered into the Fourth Amendment to the Agreement effective July 25, 2018;

Whereas, the Parties entered into the Fifth Amendment to the Agreement effective August 10, 2018;

Whereas, the Parties entered into the Sixth Amendment to the Agreement effective April 18, 2019;

and

Whereas, the Parties desire to modify the Agreement to update the definition of Product;

Now therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to amend the Agreement as follows:

1.Section 1 of Exhibit A – Payment Terms and Pricing. Section 1 of Exhibit A shall be deleted and replaced with the following:

1. Product.

Product, under this Agreement is defined as:

Product	NDC Number
MACI 1 Membrane	69866-1030-05
MACI 2 Membranes	69866-1030-08

2.    No Other Changes. To the extent terms in the Seventh Amendment conflict with the Agreement and/or any of the amendments to the Agreement, the terms of this Seventh Amendment shall prevail. Except as provided in this Seventh Amendment, the terms and conditions of the Agreement will continue in full force.

3. Counterparts/Signatures. This Seventh Amendment may be executed in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or other form of electronic transmission shall be as effective as executing and delivering this Seventh Amendment in the presence of the other parties to this Seventh Amendment.

IN WITNESS WHEREOF, the parties executed this Seventh Amendment as of its Effective Date.

Vericel Corporation		Orsini Pharmaceutical Services, Inc.

By.	/s/ Roland DeAngelis	By.	/s/ David Frobel
Name:	Roland DeAngelis	Name:	David Frobel
Title:	Senior VP, Commercial Operations	Title:	SVP- Trade Relations
Date:	September 14, 2021	Date:	September 20, 2021